EXHIBIT 99.1
                                  SUNBEAM [LOGO]

FOR IMMEDIATE RELEASE:


                 SUNBEAM CORPORATION ANNOUNCES $225 MILLION COST
               REDUCTION PROGRAM - SETS AGGRESSIVE GROWTH TARGETS

         FORT LAUDERDALE, FL - November 12, 1996 - Sunbeam Corporation (NYSE:SOC) announced today the details of its highly anticipated restructuring and growth plan. The Company stated that this restructuring initiative is projected to generate approximately $225 million in annual savings for its businesses. Sunbeam anticipates that approximately 75% of these annual savings will be realized in 1997 and the remaining 25% in 1998. The savings will result primarily from the consolidation of administrative functions within the Company, the rationalization of facilities/headquarters, the centralization of the Company's procurement function and the reduction of the Company's product offerings. The facilities/headquarters rationalization entails the consolidation or sale of 39 of the Company's 53 facilities, including 18 of the Company's 26 factories, which will leave Sunbeam with 4 domestic factories and 4 factories outside of the United States. The Company also plans to reduce the number of warehouses it utilizes from 61 to 24.
         Correspondingly, the Company announced plans to divest several lines of business which it has determined are not core for Sunbeam, including furniture, time and temperature, the COUNSELOR and BORG scale lines and the decorative bedding business. Sunbeam is actively seeking purchasers for these lines of business and has appointed Chase Securities, Inc. to market them. A purchaser will also be sought for the Company's textile mill in Biddeford, Maine. Sunbeam expects to source blanket shells for its electric blanket business from the purchaser of this textile operation.
         The Company's new core product categories will be: (1) Kitchen Appliances; (2) Personal Care and Comfort; (3) Health Care; (4) Outdoor
Cooking and (5) Professional Care.
         Sunbeam Chairman and CEO, Albert J. Dunlap, stated, "As we have repeatedly advised investors, Sunbeam required a massive effort to reduce costs and grow the business in order to

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restore higher levels of profitability and provide the kinds of returns our shareholders have a right to expect." Dunlap added, "We have stayed on an aggressive schedule, having assembled our new Management Team by the end of September and having completely analyzed the Company's strengths and weaknesses over the past 90 days through the joint efforts of internal personnel and a team of consolidation and cost reduction specialists from Coopers & Lybrand. We committed to unveil our plan by November 15, and we are ahead of schedule. Our goal is to essentially complete the restructuring initiatives within the next 45 days. Therefore, the Company has every intention of meeting its previously stated goal of beginning 1997 as a new company."
         Sunbeam expects to consolidate its current divisional and regional headquarters functions in Chicago, Nashville, Miami, Schaumburg, IL, Neosho, MO and Fort Lauderdale, FL into a single worldwide corporate headquarters in Delray Beach, FL, as was previously announced. As a result, headquarters personnel will be reduced from 308 to 123 persons, a reduction of 60%. In addition to the headquarters consolidation, Sunbeam will consolidate specific back office administrative functions, including certain finance, risk management and customer service operations, into its Hattiesburg manufacturing facility. The total headquarters and administrative consolidations will result in a 50% reduction of administrative personnel, from approximately 1,400 to 700.
         The restructuring and growth plan includes reducing Sunbeam facilities from 53 to 14, including reducing the number of production facilities from 26 to 8. Twelve production facilities are expected to be eliminated or sold in connection with the disposition of non-core business operations reducing headcount by 3,300 jobs. The Company also plans to eliminate excess production capacity in its core businesses by closing 6 additional production facilities and reducing its production workforce by an additional 2,100 persons or 28%.
As a result of the rationalization and overhead consolidation efforts, total Company headcount will be reduced 50% from approximately 12,000 employees to 6,000.
         Sunbeam formerly maintained separate purchasing functions for its operating divisions, preventing maximization of savings in procurement. The Company expects to generate substantial savings in raw material purchases which are used in all of its operations.
         Sunbeam also plans to substantially reduce the number of stock keeping units ("SKUs") and, in many cases, the associated packaging, tooling and related expenses associated with these products. The Company expects to eliminate 87% of finished goods SKUs or nearly 10,000 SKUs, of which 5,500 pertain to the Company's core businesses and 4,500 pertain to the divestiture of its furniture

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business. The reduction in SKUs is not expected to affect the Company's core businesses or significantly reduce sales.
         In conjunction with the implementation of the restructuring plan, the Company expects to record a one-time pre-tax special charge estimated to be $300 million. Only 25%, or $75 million, of this special charge will impact cash through the payment of severance and other employee costs, lease obligations and other plant costs associated with the rationalization of excess facilities. The remaining special charges will be non-cash in nature consisting primarily of asset and inventory write-downs, losses anticipated to be incurred from divestiture of non-core businesses and increases in several reserve categories.
          Sunbeam also announced the development of a comprehensive three year growth plan for the Company's core businesses. The Company's goal is for revenues to double, reaching $2 billion, by 1999, with operating margins improve to 20% of sales, a substantial increase from the 2.5% operating margin realized through the first nine months of 1996. The Company's goal is for Return on Equity to grow to 25%, up from 1% over the past twelve months. Additionally, the Company anticipates generating substantial cash flows over the next three years from the divestiture of non-core businesses and the reduction in capital spending and working capital requirements. In fact, Sunbeam anticipates being net debt free within the coming year.
         The revenue growth goal will be driven, in large part, by the development and introduction of new innovative products and the globalization of the Company. Management's goal is to triple International sales to $600 million by 1999. The International thrust will come from adding distributors and completing licensing agreements and joint ventures in certain key regions of the world, namely Asia, Latin America and Europe. The Company expects to add 15 International distributors and/or licensing agreements over the next 5 months. These agreements will provide the Company with access to such countries as China, Thailand, Malaysia, Indonesia, the Philippines, Taiwan, Brazil and Australia. The Company also expects to introduce 40 new 220 volt products into International markets over the next 5 months. These introductions are a milestone for the Company as they are the first products the Company has actually engineered for 220 volt capability.
         In addition to the new 220 volt product introductions, the Company has a goal to introduce at least 30 new products a year for its domestic markets. Mr. Dunlap added, "I fully expect by 1999, that new product sales will account for 30% or more of our total sales. We will be a leader in new

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product development. These new innovations will focus on products which are more relevant to the lifestyles and concerns of both individuals and families as the 21st Century approaches. We will introduce new Sunbeam "Logic" products that do the thinking for you, including products such as the Toast Logic Toaster/trademark/, Blanket with a Brain/trademark/, Auto Shut-off Steam Master/registered trademark/ Iron and the Custom Blend Coffee Maker. Additionally, the Company will focus on its new "Healthy Home" concept which targets the health-conscious consumer with new products such as our Rotisserie which is currently sold out."
         Both International expansion and new product introductions will be supported by a significant investment in a major new advertising program that is geared to rebuilding SUNBEAM/registered trademark/ and OSTER/registered trademark/ brand awareness in the marketplace. The new campaign, which will refocus the Company's advertising dollars on consumer marketing, will begin next week. The Company has also designed new, more powerful packaging for its SUNBEAM/registered trademark/ and OSTER/registered trademark/ branded products.
         Finally, Sunbeam will venture into emerging new professional channels of distribution and "direct to the consumer" channels such as catalogs, the Internet and factory outlet stores. The plan includes the opening of two new outlet stores by the end of next month and 20 more in 1997.
         CEO Al Dunlap stated, "Our bold restructuring plan not only dramatically reduces costs, but also enhances the long term growth of the Company. We have exciting plans for growing our domestic and international businesses under the marketing and sales leadership of P. Newton White, Don
Uzzi, Lee Griffith and Dixon Thayer. Growth of Sunbeam's core businesses involves more rapid product development, international expansion and investing in supporting our brands. Sunbeam is committed to a marketing and sales strategy that is CONSUMER FOCUSED."
         In conclusion, Mr. Dunlap added, "With renewed emphasis on our core businesses, a renewed emphasis on international expansion and reduction of the development cycle time on introduction of new products, Sunbeam will be an exciting consumer products company. As our new advertising campaign highlights, "There's a New Sunbeam Shining."
         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of brand name products. The Company's SUNBEAM/registered trademark/ and OSTER/registered trademark/ brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

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         CAUTIONARY STATEMENTS - Statements contained in this release, including statements relating to the Company's expectations regarding anticipated performance in the future, are "forward looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the Company's statements in this release regarding its expectations, goals, or projected results, due to various factors, including those set forth in the Company's Cautionary Statements included in Sunbeam's report on Form 8-K, filed with the Securities and Exchange Commission on today's date.

         CONFERENCE CALL - Sunbeam plans to hold a conference call for investors and analysts at 2:30 p.m. (EDT) today. The phone number for the call is (312) 864-5041.



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Contact:          Media:                       Investor Relations:

                  Pete Judice                  John DeSimone
                  Burson-Marsteller            Director, Investor Relations
                  New York                     Sunbeam Corporation
                  (212) 614-4506               (954) 767-2100



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